[GRAPHIC OMITTED]

This slide is not for distribution in isolation and must be
viewed in conjunction with the accompanying term sheet,
product supplement, underlying supplement, prospectus
supplement and prospectus, which further describe the
terms, conditions and risks associated with the notes.
Capped Return Enhanced Notes Linked to SandP 500 Index due
October 13, 2016

The notes are designed for investors who seek a return of
twice the appreciation of SandP 500 Index up to a maximum
return of 17.00% at maturity. Investors should be willing
to forgo interest and dividend payments and, if the Ending
Index Price is less than the Initial Index Price, be
willing to lose some or all of their principal. Any payment
on the notes is subject to the credit risk of JPMorgan
Chase and Co.

Trade Details/Characteristics

Index:
Upside Leverage Factor:
Maximum Return:

 Index Return:
Initial Index Level:
Ending Index Level:
Payment at Maturity:

Pricing Date:
Ending Averaging Dates:

Preliminary Termsheet

SandP 500 Index
2.0
At least 17.00% .
For example, if the Index Return is equal to or greater
than 8.50%, you will receive the Maximum Return of
17.00%, which entitles you to a maximum payment at maturity
of $1,170.00 per $1,000 principal amount
you hold. The actual Maxmium Return and the actual maxmium
payment at maturity will be determined on
the pricing date and will not be less than 17.00% or
$1,170.00 per $1,000 principal amount note,
respectively.
(Ending Index Level -- Initial Index Level) / Initial Index
Level
The Index closing level on pricing date
The arithmetic average of the closing levels of the Index
on each of the Ending Averaging Dates
If the Ending Index Level is greater than the Initial Index
Level, at maturity you will receive a cash payment
that provides you with a return per $1,000 principal amount
note equal to the Index Return multiplied by 2,
subject to the Maximum Return. Accordingly, if the Ending
Index Level is greater than the Initial Index Level,
your payment at maturity per $1,000 principal amount note
will be calculated as follows:

$1,000 + [$1,000 [] (Index Return x 2)] , subject to the
Maximum Return
If the Ending Index Level is equal to the Initial Index
Level, you will receive the principal amount of your
notes at maturity.
Your investment will be fully exposed to any decline in the
Index. If the Ending Index Level is less than the
Initial Index Level, you will lose 1% of the principal
amount of your notes for every 1% that the Ending Index
Level is less than the Initial Index Level, and your
payment at maturity per $1,000 principal amount note will
be calculated as follows:
$1,000 + ($1,000 [] Index Return)
You will lose some or all of your investment at maturity if
the Ending Index Level is less than the Initial Index
Level

September 25, 2015
October 03, 2016, October 04, 2016, October 05, 2016,
October 06, 2016, October 07, 2016 (final Review
Date)
http://www.sec.gov/Archives/edgar/data/19617/00009501031500
7533/dp59887_fwp-928.htm

Please see the term sheet hyperlinked above for additional
information about the notes, including JPMS's estimated
value, which is the estimated value of the notes when the
terms are set.

Risk Considerations
The risks identified below are not exhaustive. Please see
the term sheet hyperlinked above for more information.

[] Your investment in the notes may result in a loss.
[] The appreciation potential of the notes is limited, and
you will not participate in any appreciation in the Index
above the Maximum Return.

[] Any payment on the notes is subject to the credit risk
of JPMorgan Chase and Co.
[] JPMorgan Chase and Co. and its affiliates play a variety
of roles in connection with the issuance of the notes,
including acting as calculation agent and hedging
JPMorgan Chase and Co.'s obligations under the notes. Their
interests may be adverse to your interests.
[] No ownership or dividend rights in the Reference Stock.
[] Lack of liquidity - J.P. Morgan Securities LLC ("JPMS")
intends to offer to purchase the notes in the secondary
market but is not required to do so. Even if there
is a secondary market, it may not provide enough liquidity
to allow you to trade or sell the notes easily.
[] No interest payments.
[] JPMS's estimated value does not represent the future
value of the notes and may differ from others' estimates.
[] JPMS's estimated value does not represent the future
value of the notes and may differ from others' estimates.
[] JPMS's estimated value will be lower than the issue
price (price to the public) of the notes.
[] JPMS's estimated value is not determined by reference to
credit spreads for our conventional fixed rate debt.
[] Secondary market prices of the notes will likely be
lower than the price you paid for the notes and will be be
impacted by many economic and market factors.

[] The averaging convention used to calculate the Ending
Index Level could limit returns.

Hypothetical Return for the Notes at Maturity

[GRAPHIC OMITTED]

The following table illustrates the hypothetical total
return at maturity on the notes. The "total return" as used
herein is the number, expressed as a percentage, that
results from comparing the payment at maturity per $1,000
principal amount note to $1,000.
Each hypothetical total return or hypothetical payment at
maturity set forth above and below assumes an Index Level
of $1900.00 and a Maximum Return of 17.00% . The actual
Maximum Return will be determined on the pricing date and
will not be less than 17.00% .

Hypothetical Examples of Amounts Payable at Maturity

Ending Index Level Index Return Total Return
------------------ ------------ ------------
    3420.00          80.00%       17.00%
    2850.00          50.00%       17.00%
    2660.00          40.00%       17.00%
    2470.00          30.00%       17.00%
    2375.00          25.00%       17.00%
    2223.00          17.00%       17.00%
    2061.50           8.50%       17.00%
    1947.50           2.50%       5.00%
    1919.00           1.00%       2.00%
------------------ ------------ ------------
    1900.00           0.00%       0.00%
    1805.00          -5.00%       -5.00%
    1710.00          -10.00%      -10.00%
    1615.00          -15.00%      -15.00%
    1330.00          -30.00%      -30.00%
    1140.00          -40.00%      -40.00%
    950.00           -50.00%      -50.00%
    190.00           -90.00%      -90.00%
     0.00           -100.00%     -100.00%

SEC Legend: JPMorgan Chase and Co. has filed a registration
statement (including a prospectus) with the SEC for any
offerings to which these materials relate. Before you
invest, you should read the prospectus in that registration
statement and the other documents relating to this offering
that JPMorgan Chase and Co. has filed with the SEC for more
complete information about JPMorgan Chase and Co. and this
offering. You may get these documents without cost by
visiting EDGAR on the SEC Web site at www.sec.gov.
Alternatively, JPMorgan Chase and Co., any agent or any
dealer participating in the this offering will arrange to
send you the prospectus, the prospectus supplement as well
as any relevant product supplement, underlying supplement
and term sheet if you so request by calling toll-free
866-535-9248.

IRS Circular 230 Disclosure: JPMorgan Chase and Co. and its
affiliates do not provide tax advice. Accordingly, any
discussion of U.S. tax matters contained herein (including
any attachments) is not intended or written to be used, and
cannot be used, in connection with the promotion, marketing
or recommendation by anyone unaffiliated with JPMorgan
Chase and Co. of any of the matters address herein or for
the purpose of avoiding U.S. tax-related penalties.
Investment suitability must be determined individually for
each investor, and the financial instruments described
herein may not be suitable for all investors. This
information is not intended to provide and should not be
relied upon as providing accounting, legal, regulatory or
tax advice. Investors should consult with their own
advisors as to these matters.
This material is not a product of J.P. Morgan Research
Departments.

Filed pursuant to Rule 433
Registration Statement No. 333-199966
Dated: September 22,2015